SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 Amendment No. 3

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934


                           IMPERIAL HOLLY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    452835AA9
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                                 (CUSIP Number)


                              Steven D. Rubin, Esq.
                           Weil, Gotshal & Manges LLP
                            700 Louisiana, Suite 1600
                              Houston, Texas 77002
                                 (713) 546-5030
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                November 23, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Greencore Group plc
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                            (a) [X]
                            (b) [ ]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                      [ ]

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Ireland
--------------------------------------------- ------- --------------------------
                                              7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                              0
               BENEFICIALLY
                 OWNED BY                     ------- --------------------------
                   EACH                       8       SHARED VOTING POWER
                 REPORTING
                  PERSON                              4,900,000
                   WITH                       ------- --------------------------
                                              9       SOLE DISPOSITIVE POWER

                                                      0
                                              ------- --------------------------
                                              10      SHARED DISPOSITIVE POWER

                                                      4,900,000

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,900,000
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES                                [ ]

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          15.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Earlsfort Holdings B.V.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                            (a) [X]
                            (b) [ ]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                 [ ]

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands

------------------------------------------- ------- ----------------------------
                                            7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                            0
               BENEFICIALLY
                 OWNED BY                   ------- ----------------------------
                   EACH                     8       SHARED VOTING POWER
                 REPORTING
                  PERSON                            4,900,000
                   WITH                     ------- ----------------------------
                                            9       SOLE DISPOSITIVE POWER

                                                    0
                                            ------- ----------------------------
                                            10      SHARED DISPOSITIVE POWER

                                                    4,900,000

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,900,000
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES                                [ ]

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          15.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER

                  This statement relates to the Schedule 13D (the "Initial

Schedule 13D"), filed on August 5, 1996 by Greencore Group plc, a corporation organized under the laws of Ireland ("Greencore"), and Earlsfort Holdings B.V.

("Earlsfort", and together with Greencore the "Filing Persons"), a corporation organized under the laws of the Netherlands with regard to the common stock,

without par value ("Common Stock"), of Imperial Holly Corporation, a Texas

corporation (the "Issuer"), as amended by Amendment No.1 and Amendment No. 2 thereto, filed on September 10, 1996 and November 19, 1998, respectively. This

Statement is Amendment No. 3 to such Schedule 13D.


                  Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in Amendment No. 2 to the Initial Schedule 13D.


ITEM 5.           INTEREST IN SECURITIES OF ISSUER

                  The response set forth in Item 5 of the Initial Schedule 13D,

as amended, is hereby amended by the addition of the following information:

                  (a) On November 23, 1998, the acquisition of 1,100,000 shares of Common Stock by the Filing Persons pursuant to the Option granted pursuant to the Letter Agreement, dated as of November 19, 1998, among the Issuer, the

Filing Persons and certain other persons was consummated.



ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS


                  Exhibit 1 - Joint Filing Agreement, dated December 1, 1998.


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
                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       GREENCORE GROUP PLC

December 1, 1998                       By: /s/ Kevin O'Sullivan
                                           ---------------------------------
                                           Name: Kevin O'Sullivan
                                           Title: Chief Financial Officer and
                                                   Director

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       EARLSFORT HOLDINGS B.V.

December 1, 1998                       By: /s/ Kevin O'Sullivan
                                           ----------------------------------
                                           Name: Kevin O'Sullivan
                                           Title: Managing Director















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
                                  EXHIBIT INDEX

    Name of Exhibit
    ---------------


    Exhibit 1 - Joint Filing Agreement















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